Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 19, 2018, in the Registration Statement (Form F-1) and related Prospectus of RISE Education Cayman Ltd dated June 4, 2018.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

June 4, 2018